Exhibit 2.1
ASSET PURCHASE AGREEMENT
Relating to Certain Assets
of
McARTHUR TOWEL AND SPORTS, INC.
an Arizona Corporation

1.	PURCHASE AND SALE OF ASSETS	1
	1.1 Assets to be Transferred	1
	1.2 Excluded Assets	2

2.	ASSUMPTION OF LIABILITIES; EXCLUDED LIABILITIES	3
	2.1 Assumed Liabilities	3
	2.2 Excluded Liabilities	3

3.	PURCHASE PRICE AND PAYMENT	3
	3.1 Calculation of Purchase Price	3
	3.2 Payment of Purchase Price	4
	3.3 Holdback Amount; Disbursement	4
	3.4 Final Accounting Adjustment	5
	3.5 Allocation of Purchase Price	5

4.	REPRESENTATIONS AND WARRANTIES OF COMPANY	5
	4.1 Organization	5
	4.2 Authority	6
	4.3 No Violation	6
	4.4 Compliance with Laws	6
	4.5 Marketable Title	7
	4.6 Contracts and Commitments	7
	4.7 Disclosure	7

5.	REPRESENTATIONS AND WARRANTIES OF BUYER	7
	5.1 Organization	7
	5.2 Authority	8
	5.3 No Violation	8
	5.4 Buyer’s Independent Investigation	8

6.	EMPLOYEES – EMPLOYEE BENEFITS	8
	6.1 Affected Employees	8
	6.2 Retained Responsibilities	9
	6.3 Payroll Tax	9
	6.4 No Third-Party Rights	9

7.	FURTHER COVENANTS	9
	7.1 NASCAR Agreement	9
	7.2 Collection of Accounts Receivable	9

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8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION	9
	8.1 Representations and Warranties True on the Closing Date	9
	8.2 Compliance with Agreement	9
	8.3 Physical Inventory	10
	8.4 Verification by Buyer	10

9.	CONDITIONS PRECEDENT TO COMPANY’S OBLIGATIONS	10
	9.1 Representations and Warranties True on the Closing Date	10
	9.2 Compliance with Agreement	10

10.	SURVIVAL; INDEMNIFICATION	10
	10.1 Survival	10
	10.2 By Company	10
	10.3 By Buyer	11
	10.4 Notice; Defense of Claims	11
	10.5 Indemnification Limits	12
	10.6 Sole Remedy	12
	10.7 Calculation of Losses	12
	10.8 Payment of Claims	12

11.	CLOSING	12
	11.1 Documents to be Delivered by Company	13
	11.2 Other Documents	13

12.	ASSIGNMENT; PARTIES IN INTEREST	13
	12.1 Assignment	13
	12.2 Parties in Interest	13

13.	LAW GOVERNING AGREEMENT; JURISDICTION; VENUE	13

14.	AMENDMENT AND MODIFICATION	13

15.	NOTICE	13

16.	EXPENSES	14
	16.1 Brokerage	14
	16.2 Expenses to be Paid by Buyer	15

17.	ENTIRE AGREEMENT	15

18.	COUNTERPARTS	15

19.	HEADINGS	15

20.	FURTHER DOCUMENTS	15

21.	ANNOUNCEMENTS	15

SCHEDULES

1.1(b)	Accounts Receivable
1.1(c)	Prepaid Expenses
1.1(d)	Fixed Assets
1.1(h)	Other Assets
2.1(a)(i)	Accrued Vendor Trade Payables
2.1(a)(ii)	Accrued Royalty Fees
2.1(a)(iii)	Accrued Taxes
2.1(a)(iv)	Accrued Freight Expenses
2.1(a)(v)	Other Accrued Expenses
3.1(a)	Calculation of Purchase Price
4.3	Required Consents
4.4	Disclosure Re: Compliance
4.5	Liens and Encumbrances
4.6(a)	Real Property Leases
4.6(b)	Personal Property Leases
4.6(c)	Other Material Contracts

ASSET PURCHASE AGREEMENT
     AGREEMENT (“Agreement”) made and entered into this ___day of September, 2005, by and among McARTHUR PROPERTIES, LLC, a Wisconsin limited liability company (“Buyer”), and McARTHUR TOWEL AND SPORTS, INC., an Arizona corporation (“Company”).
RECITALS
     A. Company operates a business under the name of McARTHUR TOWEL AND SPORTS (the “Business”).
     B. Buyer desires to buy, and Company desires to sell, certain assets owned by Company and used in the Business.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
1. PURCHASE AND SALE OF ASSETS.
     1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Company hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Company, the following assets of the Company used in the operation of the Business (collectively the “Purchased Assets”):
          (a) Inventory. All inventories identified by class as follows:
Class A (green class)
Class A2 (black class)
Class B (blue class)
Class C (red class)
          (b) Accounts Receivable. All accounts receivable outstanding as of the Closing Date and identified on Schedule 1.1(b) of the Disclosure Schedule.
          (c) Prepaid Expenses. The following prepaid expenses outstanding as of the Closing Date and identified on Schedule 1.1(c) of the Disclosure Schedule:
Prepaid trade show expenses and deposits.
Prepaid software maintenance expense.
Prepaid NFL Co-Op fees.
Prepaid NBA properties licensing/royalty fees.
Prepaid Ohio State University licensing/royalties fees.
Prepaid CLC licensing/royalties fees.
          (d) Fixed Assets. All machinery, equipment, office furniture, fixtures, computer equipment and software identified on Schedule 1.1(d) of the Disclosure Schedule.

          (e) Records and Files. All records, files, invoices, customer lists, sales literature, promotional literature, catalogs and similar materials used in the operation of the Business.
          (f) Unemployment History. To the extent transferable, the unemployment compensation experience of the Company.
          (g) Contracts. All contracts, leases, purchase orders and sales orders of Company relating to the Business, as listed on Schedule 1.1(g) of the Disclosure Schedule (the “Contracts”), including without limitation, the professional sports licensing agreements listed thereon (the “Professional Sports Licensing Agreements”). To the extent that any contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.
          (h) Other Assets. Miscellaneous business assets related to the operation of the Business, including trade names, business phone numbers, web sites, domain names and email addresses, all as listed on Schedule 1.1(h) of the Disclosure Schedule hereto.
     1.2 Excluded Assets. The provisions of Section 1.1 notwithstanding, Company is not selling, and Buyer is not purchasing, any assets of Company other than those specified in Section 1.1 and/or listed on the Schedules to Section 1.1. All assets of Company that are not specifically identified as Purchased Assets in Section 1.1 shall be referred to herein as “Excluded Assets,” and include, without limitation, the following:
          (a) Consideration and Rights. The consideration delivered by Buyer to Company pursuant to this Agreement, together with all rights of Company under this Agreement.
          (b) Tax Credits. Any and all federal, state and local income and franchise tax credits and tax refund claims of Company.
          (c) Corporate Franchise and Record Books. Company’s franchise to be a corporation, its certificate of incorporation, corporate name, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Company, a copy of Company’s general ledger and originals of Company’s invoices, sales records, and other material business records; provided, that Buyer and its designated agents shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.
          (d) Tax Records. Company’s income and franchise tax returns and tax records; provided, that Buyer and its designated agents shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.
          (e) Cash and Cash Equivalents. All cash and cash equivalents of Company as of the Closing.

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2. ASSUMPTION OF LIABILITIES; EXCLUDED LIABILITIES.
     2.1 Assumed Liabilities. Subject to Section 2.2 below, upon the sale and purchase of the Purchased Assets, Buyer hereby assumes and agrees to pay or discharge when due or perform in accordance with their respective terms only the following liabilities of Company and no other liabilities (collectively, the “Assumed Liabilities”):
          (a) Current Liabilities. All of the following liabilities or obligations of Company:
               (i) Accrued vendor trade payables (accrued purchase order liabilities), as set forth on Schedule 2.1(a)(i) of the Disclosure Schedule;
               (ii) Accrued royalty fees or guarantees under the Professional Sports Licensing Agreements, as set forth on Schedule 2.1(a)(ii) of the Disclosure Schedule;
               (iii) Accrued real and personal property taxes, as set forth on Schedule 2.1(a)(iii) of the Disclosure Schedule;
               (iv) Accrued freight expenses, as set forth on Schedule 2.1(a)(iv) of the Disclosure Schedule; and
               (v) Other accrued expenses, as set forth on Schedule 2.1(a)(v) of the Disclosure Schedule.
          (b) Liabilities Under Contracts. All of the liabilities or obligations for payment or performance arising after the Closing Date under the Contracts.
     2.2 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any liabilities of Company, including, without limitation, any liabilities of Company for unpaid royalties or guarantees incurred prior to the Closing Date under any of the Professional Sports Licensing Agreements that are not set forth on Schedule 2.1(a)(ii) of the Disclosure Schedule (all liabilities of Company, other than the Assumed Liabilities, are referred to herein as the “Excluded Liabilities”). All of such Excluded Liabilities (including, without limitation, any such liabilities relating to taxes, employee compensation, pension, profit-sharing, vacation pay, health insurance, disability insurance or other employee benefits programs, worker’s compensation, breach or negligent performance of any contract, or breach of warranty relating thereto, liabilities resulting from breach of contract, torts, illegal activity, unlawful employment or business practice or any other liability or obligation whatsoever) shall remain the responsibility of Company.
3. PURCHASE PRICE AND PAYMENT.
     3.1 Calculation of Purchase Price. In consideration of the sale by Company to Buyer of the Purchased Assets, and upon the assumption by Buyer of the Assumed Liabilities, Buyer shall pay to Company an amount equal to the sum of the amounts specified in Sections 3.1(a)-(c) below, less the sum of the Assumed Liabilities specified in described in Section 2.1(a) above

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(collectively, the “Purchase Price”). An example calculation of the Purchase Price is set forth on Appendix A hereto.
          (a) For the Purchased Assets described in Section 1.1(a), the sum of the verified amounts thereof, as follows:

Class A (green class)	100% of Book Value (as defined below)
Class A2 (black class)	72.3% of Book Value
Class B (blue class)	50.0% of Book Value
Class C (red class)	0.0% of Book Value
For purposes of the foregoing, the term “Book Value” shall mean the book value of the foregoing Purchased Assets as reflected on Company’s balance sheet as of July 31, 2005 (the “July Balance Sheet”), as previously provided to Buyer and included as Schedule 3.1(a) of the Disclosure Schedule.
          (b) For the accounts receivable described in Section 1.1(b) (the “Accounts Receivable”), 96% of the total face value of such Accounts Receivable as reflected on the July Balance Sheet (the “AR Purchase Price”).
          (c) For the prepaid amounts described in Section 1.1(c), 100% of the total amount thereof as reflected on the July Balance Sheet.
          (d) For the assets described in Sections 1.1(d), 1.1(e), 1.1(f), 1.1(g) and 1.1(h), there is to be no charge or consideration.
     3.2 Payment of Purchase Price. Subject to Section 3.4 below, Buyer shall pay to Company the Purchase Price less the Holdback Amount (as defined below) by wire transfer of immediately funds to an account designated in writing by Company.
     3.3 Holdback Amount; Disbursement. Buyer shall withhold the sum of $250,000 (the “Holdback Amount”) from the Purchase Price for a period of one hundred eighty (180) days following the Closing Date (the “Holdback Period”), which Holdback Amount shall secure the collection of the Accounts Receivable and Company’s indemnification obligations under Section 10 below.
          (a) With respect to the Accounts Receivable, (i) if, as of the date which is one hundred twenty (120) days following the Closing Date (the “AR Determination Date”) the AR Purchase Price paid by Buyer at the Closing less the amount collected by Buyer with respect to the Accounts Receivable delivered by Company to Buyer at the Closing is equal to or greater than $50,000, then Buyer shall (A) provide Company with written notice of the Accounts Receivable that remain uncollected at such date together with a description of Buyer’s efforts to collect such Accounts Receivable during the period from the Closing Date to the AR Determination Date, and (B) thereafter, Buyer shall be entitled to offset the amount of such difference against the Holdback Amount, or (ii) if, as of the date which is one hundred twenty (120) days following the Closing Date, the AR Purchase Price paid by Buyer at the Closing less the amount collected by Buyer with respect to the Accounts Receivable delivered by Company to Buyer at the Closing is less than $50,000, then Buyer shall not be entitled to any portion of the

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Holdback Amount under this Section 3.3. In either case, Buyer shall promptly transfer to Company any Accounts Receivable that have not been collected by Buyer prior to the AR Determination Date and with respect to which Buyer has made or seeks to make an offset against the Holdback Amount.
          (b) The Holdback Amount, less any portion of the Holdback Amount retained by Buyer under Section 3.3(a) above, and less any amounts subject to written claims for indemnification made by Buyer prior to the Expiration Date under Section 10.1 below, shall be delivered by Buyer to Company by wire transfer of immediately available funds immediately upon the expiration of the Holdback Period.
     3.4 Final Accounting Adjustment. In connection with the Closing, the parties will prepare an accounting of the cash receipts and disbursements of the Business from July 31, 2005 through the Closing Date, with the intent of providing both Company and Buyer a “true up” of customer receipts collected, vendor payments made and employee payroll and benefits paid by Company on behalf of the Buyer, in each case during the period from July 31, 2005 through the Closing Date. In the event cash receipts collected by Company with respect to the Business during such period exceed cash disbursements made, the net difference will be credited to Buyer toward the payment of the Purchase Price. In the event cash disbursements made by Company with respect to the Business exceed cash receipts collected by Buyer during such period, the net difference will be paid to Company by Buyer at Closing.
     3.5 Allocation of Purchase Price. Buyer and Company agree to allocate the Purchase Price (and all other relevant amounts) among the Purchased Assets in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and Company shall agree upon a definitive allocation, and shall set forth such definitive allocation in writing, as soon as practicable but in any event within 180 days after the Closing Date, and shall use such allocation in satisfying any and all reporting requirements of the Internal Revenue Service and any state, local or other taxing authority. Buyer and Company also each agree to file IRS Form 8594 consistently with the foregoing and in accordance with Section 1060 of the Code.
4. REPRESENTATIONS AND WARRANTIES OF COMPANY.
     Company makes the following representations and warranties to Buyer.
     4.1 Organization.
          (a) Organization. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona.
          (b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such business is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

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          (c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction where the nature of the activities presently conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so licensed or qualified would not be reasonably likely to have a material adverse effect on Company.
     4.2 Authority. The execution and delivery of this Agreement and other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Company. No other corporate action or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and each other document and instrument to be executed and delivered by Company pursuant hereto when so executed and delivered will constitute, a valid and binding agreement of Company, enforceable in accordance with its respective terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general equitable principles.
     4.3 No Violation. Except as set forth in Schedule 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate, in any material respect, any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to Company, (b) will require from Company any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, or other governmental authority, board or body, (c) subject to obtaining the consents referred to in Schedule 4.3 of the Disclosure Schedule, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of the Purchased Assets may be bound or affected, or (d) violate any term or provision of the Articles of Incorporation or By-Laws of Company.
     4.4 Compliance with Laws. Except as set forth in Schedule 4.4 of the Disclosure Schedule, Company is in compliance, in all material respects, with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations applicable to the Business, including without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, toxic and chemical substances, employment, retirement and labor relations, product advertising and pollution, discharge, disposal and emission of wastes, materials and gases into the environment. Except as set forth in Schedule 4.4 of the Disclosure Schedule, Company has not received written notice of any violation or alleged violation of, and, to the knowledge of Company, is subject to no liability (whether accrued, absolute, contingent, direct or indirect) for, past or continuing violations of any federal, state, local or foreign laws,

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ordinances, orders, rules or regulations. All material reports and returns required to be filed by Company with any governmental authority have been filed, and were accurate and complete in all material respects when filed.
     4.5 Marketable Title. Company has, and at Closing Buyer will receive, good and marketable title to the Purchased Assets, free and clear of all mortgages, liens, security interests, claims, pledges, assessments, levies, easements, covenants, reservations, restrictions or encumbrances of any nature whatsoever except for liens for taxes not yet due and payable, minor liens and encumbrances that do not materially detract from the value of the property subject thereto or impair the operations of the Business, and other encumbrances described in Schedule 4.5 of the Disclosure Schedule. Except as set forth in Schedule 4.5 of the Disclosure Schedule, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof.
     4.6 Contracts and Commitments.
          (a) Real Property Leases. Except as set forth in Schedule 4.6(a) of the Disclosure Schedule, Company has no leases of real property.
          (b) Other Material Contracts. Except as set forth in Schedule 4.6(b) of the Disclosure Schedule, Company has no leases, contracts or commitments of any nature involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than 12 months, or which are otherwise individually material to the operations of Company (collectively, “Material Contracts”).
          (c) No Default. To the knowledge of Company, Company is not in default under any Material Contract, nor, to the knowledge of Company, has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder by Company or cause the acceleration of any of Company’s obligations under any Material Contract or result in the creation of any lien, security interest, encumbrance or restriction on any of the Purchased Assets. To the knowledge of Company, no third party is in default under any Material Contract, nor, to the knowledge of the Company, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.
     4.7 Disclosure. To Company’s knowledge, no representation or warranty of the Company in this Agreement or any written certificate furnished by Company to Buyer pursuant to this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.
5. REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer makes the following representations and warranties to Company.
     5.1 Organization.
          (a) Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

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          (b) Power. Buyer has all requisite limited liability company power and authority to own, operate and lease its properties, to carry on its business as and where such business is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.
     5.2 Authority. The execution and delivery of this Agreement and other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Buyer. No other action or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and each other document and instrument to be executed and delivered by Buyer pursuant hereto when so executed and delivered will constitute, a valid and binding agreement of Buyer, enforceable in accordance with its respective terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general equitable principles.
     5.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant thereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate, in any material respect, any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to Buyer, (b) will require from Buyer any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, or other governmental authority, board or body, (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of its assets under, any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, or (d) violate any term or provision of Buyer’s certificate of formation or operating agreement.
     5.4 Buyer’s Independent Investigation. Buyer and its representatives have undertaken independent investigations and verifications of the Purchased Assets. Buyer understands and agrees that, except as specifically set forth in Section 5 above, Company has not made and is not making any representations or warranties with respect to the Purchased Assets or the Business, express or implied, including, without limitation, any implied warranties of fitness for a particular purpose, and that Company hereby disclaims any representations and warranties with respect to the Purchased Assets or the Business except as specifically set forth in Section 5 above.
6. EMPLOYEES – EMPLOYEE BENEFITS.
     6.1 Affected Employees. “Affected Employees” shall mean employees of Company who Buyer chooses to hire immediately after the Closing.

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     6.2 Retained Responsibilities. Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, worker’s compensation, life insurance, medical and disability programs), under Company’s employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Company, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable worker’s compensation statutes.
     6.3 Payroll Tax. Company agrees to make a clean cutoff of payroll and payroll tax reporting with respect to the Affected Employees, paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Closing Date for Affected Employees.
     6.4 No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Company’s employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.
7. FURTHER COVENANTS.
     7.1 NASCAR Agreement. Company covenants and agrees with Buyer that, for a period of six months following the Closing, Company will reasonably assist Buyer in obtaining a NASCAR License Agreement to market and distribute NASCAR driver specific beach/bath towels, baby bibs, rally towels and related products under its current License Agreement with specified teams under contract to Company.
     7.2 Collection of Accounts Receivable. Buyer covenants and agrees with Company that Buyer shall use its commercially reasonable efforts to collect all Accounts Receivable during the period between the Closing Date and the AR Determination Date.
8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION.
     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:
     8.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.
     8.2 Compliance with Agreement. Company shall have performed and complied in all material respects with all of its agreements and obligations under this Agreement which are to be

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performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.1.
     8.3 Physical Inventory. Buyer shall have been permitted to conduct a physical audit of the inventory of Company included within the Purchased Assets, the result of which is reasonably satisfactory to Buyer.
     8.4 Verification by Buyer. Buyer shall have had the opportunity to verify and, upon reasonable request, shall have received reasonable documentation with respect to the identity, nature and amount of the Purchased Assets described in this Agreement.
9. CONDITIONS PRECEDENT TO COMPANY’S OBLIGATIONS.
     Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:
     9.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.
     9.2 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.
10. SURVIVAL; INDEMNIFICATION.
     10.1 Survival. All representations and warranties of the parties hereto contained in this Agreement shall expire and terminate and be of no further force or effect on the date which is six months following the Closing Date (the “Expiration Date”), except that any written claim for breach thereof made on or prior to the Expiration Date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such written claim, such expiration will not affect Buyer’s rights of indemnification under Section 10.2 hereof or Company’s rights of indemnification under Section 10.3 hereof; and provided further, that any representation or warranty of Company which, to Buyer’s knowledge, was breached or threatened to be breached or as to which there were events, circumstances or conditions known to Buyer that could constitute or result in any such breach as of the Closing, shall not survive the Closing. Notwithstanding the foregoing, the representations and warranties contained in the first sentence of Section 4.5 shall survive until the expiration of the applicable statute of limitations.
     10.2 By Company. Subject to the terms and conditions of this Section 10, Company hereby agrees to indemnify, defend and hold harmless Buyer from and against all Claims (as defined below) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s affiliates or the Business and Purchased Assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of

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Company contained in this Agreement (regardless of whether such breach is deemed “material”); or (c) any Excluded Liability. As used in this Section 10, the term “Claim” means (i) all debts, liabilities and obligations; and (ii) all actual losses, damages (excluding consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorney’s fees and expenses), in each case incurred by Buyer in connection with any demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.
     10.3 By Buyer. Subject to the terms and conditions of this Section 10, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by Company and any such person, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”), (c) any Assumed Liability, or (d) the ownership or use by Buyer of the Purchased Assets or the operation by Buyer of the Business on and after the Closing Date.
     10.4 Notice; Defense of Claims.
          (a) On or prior to the Expiration Date, the party which is entitled to indemnification hereunder (for purposes of this Section 10.4, the “Indemnified Party”) may make claims for indemnification hereunder by giving written notice thereof to the party required to indemnify (for purposes of this Section 10.4, the “Indemnifying Party”). If indemnification is sought for a claim asserted by a third party, the Indemnified Party shall also give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim being asserted, but failure to do so, or any delay in doing so, shall not relieve the Indemnifying Party from any liability, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall summarize the bases for the claim for indemnification and any claim being asserted by a third party. Within 30 days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim at its own cost and expense.
          (b) The Indemnifying Party shall be entitled to direct the defense against a third party claim with counsel selected by it. The Indemnifying Party, in the defense of any third party claim or any litigation resulting therefrom, shall not consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), or enter into any settlement or compromise (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full release of all liability in respect of such claim or litigation. The Indemnified Party shall have the right at all times to participate fully in the defense of any third party claim or litigation at its own expense directly or through counsel.

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          (c) If the Indemnifying Party fails to give written notice of its intent to dispute or defend a third party claim or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense of such claim in such manner as it deems appropriate, with counsel selected by it, and to compromise or settle such claim or litigation on such terms as it may deem appropriate, exercising reasonable business judgment.
          (d) The Indemnified Party shall make available such information and assistance in connection with the defense by the Indemnifying Party as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense at the expense of the Indemnifying Party.
     10.5 Indemnification Limits. Notwithstanding anything in this Section 10 to the contrary, (a) neither Buyer nor Company shall be obligated to provide indemnification in respect of Claims made under Section 10.2 or Section 10.3 above, as applicable, except to the except to the extent the total of all such liability with respect to all Claims asserted by Buyer or Company, as applicable, hereunder exceeds $50,000 (the “Minimum Amount”), whereupon, subject to (b) and (c) below, the total liability in excess of the Minimum Amount shall be recoverable by the party seeking such indemnification, (b) the maximum amount payable by Company to Buyer in respect of indemnification for Claims made by Buyer under Section 10.2 shall not exceed $250,000, and Company shall have no liability to Buyer, and Buyer shall have no right to recover from Company, for any Claim or Claims which exceed such amount, and (c) [Buyer shall have no liability under Section 10.3 beyond the purchase price of the Company assets to the extent the aggregate amount of all Claims exceeds $250,000.00].
     10.6 Sole Remedy. Following the Closing, the provisions of Section 10.2 and Section 10.3 shall provide the exclusive remedy as between the parties hereto for any breaches of representations, warranties, covenants or agreements contained in this Agreement.
     10.7 Calculation of Losses. The amount of any Claim payable by an indemnifying party hereunder to an indemnified party shall be calculated net of any amounts actually recovered by such indemnified party under applicable insurance policies or from any other person alleged to be responsible therefor.
     10.8 Payment of Claims. In the event that Buyer sustains or incurs any Claims with respect to which it is finally determined (as evidenced by (a) a final, non-appealable written order of a court of competent jurisdiction, (b) a final, non-appealable written decision of an arbitrator, or (c) a joint written agreement signed by both Buyer and Company) that Buyer is entitled to be indemnified by Company under this Agreement, Buyer shall only be entitled to offset the amount of such Claims against the Holdback Amount and in no event shall Buyer be entitled to collect any such amounts directly from Company or otherwise.
11. CLOSING.
     The closing of the transaction contemplated by this Agreement (“the Closing”) shall take place at the offices of Boardman Quale Hartmann, Baraboo, Wisconsin, at 10:00 a.m., on the date hereof. Such date is referred to in this Agreement as the “Closing Date”.

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     11.1 Documents to be Delivered by Company. At the Closing, Company shall deliver (a) a bill of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets, and (b) the consents listed on Schedule 4.3 of the Disclosure Schedule.
     11.2 Other Documents. Each party shall execute and deliver to the other all other documents, instruments or writings required to be delivered to Buyer or Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer or Company may reasonably request.
12. ASSIGNMENT; PARTIES IN INTEREST
     12.1 Assignment. Buyer may assign this Agreement, or any part thereof, and its rights hereunder, to any affiliate, corporate or other legal entity specifically created by Buyer to perform Buyer’s duties and obligations under this Agreement.
     12.2 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.
13. LAW GOVERNING AGREEMENT; JURISDICTION; VENUE.
     This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin without regard to any choice of law rules thereof that may direct the application of the laws of another jurisdiction.
14. AMENDMENT AND MODIFICATION.
     This Agreement may not be modified or terminated orally, and Buyer and Company may only amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.
15. NOTICE.
     All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:
(a)	If to Buyer, to:
Ms. Sharon G. McArthur
McArthur Properties, LLC
P. O. Box 448
Baraboo, WI 53913
(with a copy) to:

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Attorney Forrest D. Hartmann
Boardman Quale Hartmann
619 Oak Street
P. O. Box 443
Baraboo, WI 53913-0443
Facsimile: 608/356-3110
or to such other person or address as Buyer shall furnish to Company in writing.
(b)	If to Company, to:
Mr. Kory Klecker
Action Performance Companies, Inc.
1480 S. Hohokam Drive
Tempe, AZ 85281
(with a copy) to:
Attorney Steven D. Pidgeon
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, AZ 85004
or to such other person or address as Company shall furnish to Buyer in writing.
     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt. Any party to this Agreement may change its address for the purposes of this Agreement by giving written notice thereof in accordance with this Section.
16. EXPENSES.
     Each of the parties hereto will bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement, regardless of whether the transactions contemplated hereby are so consummated. In addition, regardless of whether or not the transactions contemplated hereby are consummated:
     16.1 Brokerage. Company and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the purchase and sale of the Purchased Assets provided for herein. Each of Company and Buyer, as applicable, agrees to hold the other party harmless from and against all claims for brokerage commissions or finder’s fees made against the other party arising from any action by Company or Buyer, as applicable, in

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connection with the execution of this Agreement or the consummation of the transactions provided for herein.
     16.2 Expenses to be Paid by Buyer. Buyer shall pay, and shall indemnify, defend and hold Company harmless from and against any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.
17. ENTIRE AGREEMENT.
     This Agreement is complete, embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all previous written or oral negotiations, commitments and writings, including, without limitation, that certain letter of intent relating to the Purchase of Assets of McArthur Towel and Sports, dated July 21, 2005, between Buyer and Company. In accordance with the foregoing, there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.
18. COUNTERPARTS.
     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19. HEADINGS.
     The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
20. FURTHER DOCUMENTS.
     Buyer and Company each agree to execute all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.
21. ANNOUNCEMENTS.
     No party hereto shall issue any press release or otherwise make any announcement to the public with respect to the execution of this Agreement or the consummation of the transactions contemplated hereby without the prior written consent of the other party hereto, except to the extent required by applicable law, rule or regulation.
[Remainder of page left intentionally blank]

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     IN WITNESS WHEREOF, the parties have executed or have caused to be executed this Agreement as of the date and year first above written.

BUYER:

McARTHUR PROPERTIES, LLC

By:	/s/ Sharon G. McArthur

Sharon G. McArthur — Member

COMPANY:

McARTHUR TOWEL AND SPORTS, INC.

By:	/s/ David M. Riddiford

David M. Riddiford Chief Financial Officer, Secretary and Treasurer

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